Exhibit 99

NEWS

The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2021 Third Quarter Financial Results

CLEVELAND, October 26, 2021—The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2021. All comparisons are to the third quarter of the prior year, unless otherwise noted.

SUMMARY

•	Consolidated net sales increased 0.5% in the quarter to $5.15 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months decreased 2.8% in the quarter

•	Raw material availability issues negatively impacted quarter sales by an estimated high single digit percentage

•	Diluted net income per share decreased to $1.88 per share in the quarter compared to $2.55 per share in the third quarter 2020

•	Adjusted diluted net income per share decreased to $2.09 per share in the quarter compared to $2.76 per share in the third quarter 2020

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) decreased in the quarter to $834.2 million, or 16.2% of sales

•	Generated net operating cash of $2.1 billion, or 13.5% of sales, in the first nine months of the year

•

FY21 diluted net income per share guidance in the range of $7.16 to $7.36 per share, including a loss of $0.34 per share from the Wattyl divestiture and acquisition-related amortization expense of $0.85 per share

•	Reaffirming adjusted diluted net income per share guidance in the range of $8.35 to $8.55 per share

CEO REMARKS

“Demand remains strong across our pro architectural and industrial end markets; however, results in the quarter were significantly impacted by ongoing and industry-wide raw material supply chain challenges,” said Chairman, President and Chief Executive Officer, John G. Morikis. “Consolidated net sales increased less than 1%, as raw material availability negatively impacted total sales by a high single digit percentage, of which approximately 75% of the impact was in The Americas Group. The raw material availability challenges combined with higher raw material costs significantly pressured gross margins in the quarter. We continue to implement price increases to offset higher raw material costs across the business and are confident margins will recover as inflation headwinds eventually subside. Despite the near-term margin pressure, cash flow generation remained strong during the quarter, enabling us to invest in long-term strategic growth initiatives, open 19 new stores, announce two acquisitions and purchase 1.675 million shares.

“In The Americas Group, underlying demand in our professional architectural businesses remains robust. We expect delayed projects to be completed as raw material availability improves, and our team is aggressively pursuing additional business. In the Consumer Brands Group, our sales remained down double-digits, driven by difficult comparisons to the prior year, consumers returning to the workplace, raw material availability issues and the divestiture of the Wattyl business. Growth in the Pros Who Paint category in this segment was not enough to offset the lower North America DIY demand and raw material availability challenges. In the Performance Coatings Group, all businesses and regions delivered growth, most by double digit percentages.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Net sales	$5,146.7	$5,122.2	$24.5	0.5%
Income before income taxes	$611.5	$875.6	$(264.1)	(30.2)%
As a % of sales	11.9%	17.1%
Net income per share—diluted	$1.88	$2.55	$(0.67)	(26.3)%
Adjusted net income per share—diluted	$2.09	$2.76	$(0.67)	(24.3)%

Consolidated net sales increased primarily due to selling price increases in all segments and higher product sales volume in the Performance Coatings Group, partially offset by lower sales volumes in the Consumer Brands Group and The Americas Group primarily due to raw material availability issues. Income before income taxes decreased primarily due to lower sales volumes in the Consumer Brands Group and The Americas Group and higher raw material costs across all three segments, partially offset by selling price increases and SG&A spending controls.

Diluted net income per share included a charge of $0.21 per share for acquisition-related amortization expense.

THIRD QUARTER SEGMENT RESULTS

The Americas Group (“TAG”)

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Net sales	$2,967.0	$2,978.3	$(11.3)	(0.4)%
Same-store sales (1)	(2.8)%	3.1%
Segment profit	$631.5	$747.4	$(115.9)	(15.5)%
Reported segment margin	21.3%	25.1%

(1)	Same-store sales represents net sales from stores in U.S. and Canada open more than twelve calendar months.

Net sales in TAG decreased due primarily to lower sales volume of paint products as a result of raw material availability challenges, partially offset by selling price increases in all end markets. TAG segment profit decreased due primarily to lower paint sales volume in all end markets and increased raw material costs, partially offset by selling price increases.

Consumer Brands Group (“CBG”)

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Net sales	$646.7	$838.1	$(191.4)	(22.8)%
Segment profit	$75.8	$198.3	$(122.5)	(61.8)%
Reported segment margin	11.7%	23.7%
Adjusted segment profit (1)	$95.2	$221.0	$(125.8)	(56.9)%
Adjusted segment margin	14.7%	26.4%

(1)

Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in CBG was $19.4 million and $22.7 million in the third quarter of 2021 and 2020, respectively.

Net sales in CBG decreased due primarily to lower sales volumes to all of our retail customers as a result of raw material availability issues and the Wattyl divestiture, partially offset by selling price increases. CBG segment profit decreased primarily due to lower sales volume, increased raw material costs and supply chain inefficiencies, partially offset by selling price increases and good cost control. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 300 basis points compared to 270 basis points in the third quarter of 2020.

Performance Coatings Group (“PCG”)

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Net sales	$1,532.5	$1,305.3	$227.2	17.4%
Segment profit	$110.4	$155.3	$(44.9)	(28.9)%
Reported segment margin	7.2%	11.9%
Adjusted segment profit (1)	$161.3	$208.8	$(47.5)	(22.7)%
Adjusted segment margin	10.5%	16.0%

(1)

Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in PCG was $50.9 million and $53.5 million in the third quarter of 2021 and 2020, respectively.

Net sales in PCG increased due primarily to higher sales in all end markets and selling price increases. Currency translation rate changes increased the group’s net sales by 2.0%. PCG segment profit decreased due primarily to increased raw material costs, partially offset by higher sales volume and selling price increases. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 330 basis points compared to 410 basis points in the third quarter of 2020.

LIQUIDITY AND CASH FLOW

The Company generated $2.05 billion in net operating cash during the first nine months of 2021. This strong cash generation, along with an increase in our short-term borrowings, allowed the Company to return cash of approximately $2.52 billion, or an increase of approximately 52%, to our shareholders in the form of dividends and share repurchases. The Company purchased 8.075 million shares of its common stock during the first nine months. At September 30, 2021, the Company had remaining authorization to purchase 50.575 million shares of its common stock through open market purchases.

2021 GUIDANCE

	Fourth Quarter 2021	Full Year 2021
Net sales	Up mid-to-high single digit %	Up high-single digit %
Effective tax rate		Slightly below twenty percent
Diluted net income per share		$7.16	—	$7.36
Adjusted diluted net income per share (1)		$8.35	—	$8.55

(1)	Excludes $0.34 per share loss from the Wattyl divestiture and $0.85 per share of acquisition-related amortization expense.

“Our full year adjusted diluted net income per share guidance remains unchanged from our September 28, 2021 range of $8.35 - $8.55 per share. The pace of recovery in raw material availability remains highly fluid as the impacts of Hurricane Ida are more severe and longer lasting than initially thought, and we do not expect any moderation in raw material inflation any sooner than next year,” said Mr. Morikis. “At the same time, we are encouraged by the demand environment, which remains strong across pro architectural and industrial end markets. Our teams remain highly engaged with customers, and we continue to invest in solutions that will drive long-term growth. We are focused on offsetting higher costs with the incremental price increases we have announced, and we are prepared to implement additional increases should they be necessary to offset higher raw material costs. We also continue to work closely with our suppliers to improve raw material availability, and we believe we are extremely well positioned as the situation improves, including by adding an incremental 50 million gallons of architectural production capacity through expansion of existing facilities by the end of the first quarter of 2022. We fully expect to emerge from current conditions as a stronger company with stronger customer relationships, and we remain undeterred in our long-term growth strategies.”

CONFERENCE CALL INFORMATION

The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2021, at 11:00 a.m. EDT on Tuesday, October 26, 2021. Participating on the call will be Chairman, President and Chief Executive Officer, John Morikis, along with other senior executives.

The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q3 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company’s reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

investor.relations@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

Regulation G Reconciliations

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the loss on the divestiture of Wattyl, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021			Year Ended December 31, 2021 (after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.88			$5.82	$7.16	$7.36
Loss on divestiture			—	$.41	$.07	.34	.34	.34
Acquisition-related amortization expense (2)	$.26	$.05	.21	.84	.20	.64	.85	.85

Adjusted diluted net income per share			$2.09			$6.80	$8.35	$8.55

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020			Year Ended December 31, 2020
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$2.55			$5.87			$7.36
Acquisition-related amortization expense (2)	$.28	$.07	.21	$.82	$.20	.62	$1.10	$.27	.83

Adjusted diluted net income per share			$2.76			$6.49			$8.19

(1)	The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the loss on the divestiture of Wattyl. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following tables reconcile net income computed in accordance with U.S. GAAP to Adjusted EBITDA for 2021 and EBITDA for 2020.

(millions of dollars)
	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Net income	$409.6	$648.6	$502.2	$1,560.4
Interest expense	83.2	83.5	83.1	249.8
Income taxes	99.4	170.6	109.3	379.3
Depreciation	65.4	71.0	63.4	199.8
Amortization	79.2	77.8	76.2	233.2

EBITDA	$736.8	$1,051.5	$834.2	$2,622.5
Loss on divestiture	111.9	—	—	111.9

Adjusted EBITDA	$848.7	$1,051.5	$834.2	$2,734.4

	Three Months Ended March 31, 2020	Three Months Ended June 30, 2020	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Net income	$321.7	$595.9	$705.8	$1,623.4
Interest expense	86.2	88.1	83.3	257.6
Income taxes	70.6	151.5	169.8	391.9
Depreciation	66.5	66.1	67.4	200.0
Amortization	78.1	77.4	78.7	234.2

EBITDA	$623.1	$979.0	$1,105.0	$2,707.1

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

(millions of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$5,146.7	$5,122.2	$15,182.5	$13,872.9
Cost of goods sold	3,007.1	2,666.9	8,519.5	7,319.0
Gross profit	2,139.6	2,455.3	6,663.0	6,553.9
Percent to net sales	41.6%	47.9%	43.9%	47.2%
Selling, general and administrative expenses	1,368.9	1,406.8	4,132.6	4,005.7
Percent to net sales	26.6%	27.5%	27.2%	28.9%
Other general (income) expense—net	(1.1)	10.5	111.2	13.1
Amortization	76.2	78.7	233.2	234.2
Interest expense	83.1	83.3	249.8	257.6
Interest and net investment income	(0.7)	(1.4)	(1.9)	(2.6)
Other expense (income)—net	1.7	1.8	(1.6)	30.6

Income before income taxes	611.5	875.6	1,939.7	2,015.3
Income taxes	109.3	169.8	379.3	391.9

Net income	$502.2	$705.8	$1,560.4	$1,623.4

Net income per common share:
Basic	$1.92	$2.60	$5.92	$5.97
Diluted	$1.88	$2.55	$5.82	$5.87

Weighted average shares outstanding:
Basic	261.6	271.6	263.4	272.1
Diluted	266.6	276.3	268.1	276.7

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

(millions of dollars)

	2021		2020
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended September 30:
The Americas Group	$2,967.0	$631.5	$2,978.3	$747.4
Consumer Brands Group	646.7	75.8	838.1	198.3
Performance Coatings Group	1,532.5	110.4	1,305.3	155.3
Administrative	0.5	(206.2)	0.5	(225.4)

Consolidated totals	$5,146.7	$611.5	$5,122.2	$875.6

Nine Months Ended September 30:
The Americas Group	$8,563.5	$1,838.8	$7,807.5	$1,735.4
Consumer Brands Group	2,156.3	342.3	2,440.6	519.2
Performance Coatings Group	4,461.3	399.0	3,622.7	366.4
Administrative	1.4	(640.4)	2.1	(605.7)

Consolidated totals	$15,182.5	$1,939.7	$13,872.9	$2,015.3

The Sherwin-Williams Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(millions of dollars)

	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$313.3	$619.9
Accounts receivable, net	2,598.0	2,454.5
Inventories	1,816.0	1,672.8
Other current assets	651.1	428.4

Total current assets	5,378.4	5,175.6
Property, plant and equipment, net	1,827.2	1,780.0
Goodwill	6,996.3	7,005.6
Intangible assets	4,068.8	4,498.7
Operating lease right-of-use assets	1,774.4	1,738.6
Other assets	691.5	611.2

Total assets	$20,736.6	$20,809.7

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$709.4	$0.2
Accounts payable	2,675.4	2,056.2
Compensation and taxes withheld	692.1	654.5
Accrued taxes	181.3	165.2
Current portion of long-term debt	662.1	24.1
Current portion of operating lease liabilities	398.8	379.5
Other accruals	1,159.4	1,078.6

Total current liabilities	6,478.5	4,358.3
Long-term debt	7,604.9	8,266.9
Postretirement benefits other than pensions	271.8	262.3
Deferred income taxes	801.5	956.7
Long-term operating lease liabilities	1,433.9	1,421.3
Other long-term liabilities	1,455.7	1,336.9
Shareholders’ equity	2,690.3	4,207.3

Total liabilities and shareholders’ equity	$20,736.6	$20,809.7

The Sherwin-Williams Company and Subsidiaries

Selected Information (Unaudited)

(millions of dollars, except store count data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Depreciation	$63.4	$67.4	$199.8	$200.0
Capital expenditures	96.7	51.5	248.1	193.8
Cash dividends	145.2	122.2	442.9	367.8
Amortization of intangibles	76.2	78.7	233.2	234.2

Significant components of Other general (income) expense—net:
Provision for environmental related matters—net	$0.5	$10.1	$5.5	$20.8
Loss on divestiture of business	—	—	111.9	—
(Gain) loss on sale or disposition of assets	(1.6)	0.4	(6.2)	(7.7)

Significant components of Other expense (income)—net:
Loss on extinguishment of debt	$—	$—	$—	$21.3
Investment and royalty income	—	(3.1)	(18.3)	(5.7)
Net expense from banking activities	2.6	2.6	7.7	7.8
Foreign currency transaction related (gains) losses	(1.2)	(0.1)	10.4	10.3
Other (1)	0.3	2.4	(1.4)	(3.1)

Store Count Data:
The Americas Group—net new stores	16	17	50	—
The Americas Group—total stores	4,824	4,758	4,824	4,758
Performance Coatings Group—net new branches	1	—	—	—
Performance Coatings Group—total branches	282	281	282	281

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.